UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                [29~
                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                              Ingram Micro Inc.
                               (Name of Issuer)

                        Class A Common Stock, par value $0.01
                        (Title of Class of Securities)

                                    457153
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]



                              Page 1 of 58 Pages
                           Exhibit Index on Page 56



1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Martha R. Ingram


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


3.       SEC USE ONLY                                          (b) [X]

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      2,852,819
Person With
                                 6.    SHARED VOTING POWER

                                       80,887,972

                                 7.    SOLE DISPOSITIVE POWER

                                       2,852,819

                                 8.    SHARED DISPOSITIVE POWER

                                       80,887,972

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               83,740,791

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                         [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               77.5%

12.      TYPE OF REPORTING PERSON

               IN




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Orrin H. Ingram, II

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]



                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      1,968,625
Person With
                                 6.    SHARED VOTING POWER

                                       71,286,290

                                 7.    SOLE DISPOSITIVE POWER

                                       1,968,625

                                 8.    SHARED DISPOSITIVE POWER

                                       71,286,290

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               73,254,915

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                           [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               75.1%

12.      TYPE OF REPORTING PERSON

               IN




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               John R. Ingram

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]


                                                               (b)  [X]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      631,989
Person With
                                 6.    SHARED VOTING POWER

                                       71,286,290

                                 7.    SOLE DISPOSITIVE POWER

                                       631,989

                                 8.    SHARED DISPOSITIVE POWER

                                       71,286,290

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               71,918,279

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               74.8%

12.      TYPE OF REPORTING PERSON

               IN




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               David B. Ingram


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      1,105,355
Person With
                                 6.    SHARED VOTING POWER

                                       71,286,290

                                 7.    SOLE DISPOSITIVE POWER

                                       1,105,355

                                 8.    SHARED DISPOSITIVE POWER

                                       71,286,290

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               72,391,645

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                         [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               74.9%

12.      TYPE OF REPORTING PERSON

               IN



1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Robin B. Ingram Patton


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                               (a) [ ]


                                                               (b) [X]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      380,328
Person With
                                 6.    SHARED VOTING POWER

                                       71,266,588

                                 7.    SOLE DISPOSITIVE POWER

                                       380,328

                                 8.    SHARED DISPOSITIVE POWER

                                       71,266,588

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               71,646,916

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               74.7%

12.      TYPE OF REPORTING PERSON

               IN




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Roy E. Claverie


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      818,465
Person With
                                 6.    SHARED VOTING POWER

                                       9,270,621

                                 7.    SOLE DISPOSITIVE POWER

                                       818,465

                                 8.    SHARED DISPOSITIVE POWER

                                       9,270,621

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,239,086

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                         [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               29.8%

12.      TYPE OF REPORTING PERSON

               IN




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Tennessee

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      69,099,259
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       69,099,259

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               69,099,259

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                          [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               74.0%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Tennessee

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      814,817
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       814,817

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               814,817

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                         [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               3.2%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Martha and Bronson Ingram Foundation


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Tennessee

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      19,702
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       19,702

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,702

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                         [ ]



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.1%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               E. Bronson Ingram 1994 Charitable Lead Annuity Trust


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Tennessee

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      2,167,329
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       2,167,329

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,167,329

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                         [ ]



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               8.2%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated October 27, 1967


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      345,868
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       345,868

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               345,868

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.4%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated June 14, 1968


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      942,175
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       942,175

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               942,175

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               3.7%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for Orrin Henry Ingram, II, Under Agreement with Hortense
               B. Ingram Dated December 22, 1975


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      75,916
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       75,916

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               75,916

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      6,892
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       6,892

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               6,892

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for the Benefit of Orrin H. Ingram Established by Martha
               R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               South Carolina

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      71,007
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       71,007

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               71,007

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      694,774
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       694,774

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               694,774

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.8%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      1,852,729
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       1,852,729

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,852,729

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.1%


12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      75,916
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       75,916

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               75,916

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The John R. Ingram Irrevocable Trust Dated July 9, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      6,892
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       6,892

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               6,892

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for the Benefit of John R. Ingram Established by Martha
               R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               South Carolina

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      71,007
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       71,007

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               71,007

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The John and Stephanie Ingram Family 1996 Generation Skipping
               Trust


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Tennessee

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      31,497
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       31,497

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               31,497

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.1%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      1,304,185
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       1,304,185

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,304,185

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               5.1%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      3,479,842
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       3,479,842

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,479,842

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               12.5%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for David B. Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      142,586
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       142,586

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               142,586

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.6%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The David B. Ingram Irrevocable Trust Dated July 9, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      12,945
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       12,945

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               12,945

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.1%

12.      TYPE OF REPORTING PERSON

               OO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for the Benefit of David B. Ingram Established by Martha
               R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               South Carolina

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      133,365
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       133,365

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               133,365

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.5%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               David and Sarah Ingram Family 1996 Generation Skipping Trust


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Tennessee

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      59,157
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       59,157

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               59,157

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.2%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      926,365
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       926,365

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               926,365

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               3.7%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      1,852,729
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       1,852,729

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,852,729

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.1%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for Robin Bigelow Ingram, Under Agreement with Hortense
               B. Ingram Dated December 22, 1975


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      75,926
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       75,926

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               75,926

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      6,892
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       6,892

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               6,892

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Trust for the Benefit of Robin B. Ingram Established by Martha
               R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               South Carolina

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      71,007
Person With
                                 6.    SHARED VOTING POWER

                                       -0-

                                 7.    SOLE DISPOSITIVE POWER

                                       71,007

                                 8.    SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               71,007

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3%

12.      TYPE OF REPORTING PERSON

               OO




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               SunTrust Bank, Atlanta

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]


                                                               (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Georgia

Number of Shares                 5.    SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      20,320
Person With
                                 6.    SHARED VOTING POWER

                                       11,825,641

                                 7.    SOLE DISPOSITIVE POWER

                                       20,320

                                 8.    SHARED DISPOSITIVE POWER

                                       11,825,641

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               11,845,961

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                        [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               48.8%

12.      TYPE OF REPORTING PERSON

               BK



Item 1(a).           Name of Issuer:

                     Ingram Micro Inc. (the "Company")

Item 1(b).           Address of Issuer's Principal Executive
                     Offices:

                     1600 E. St. Andrew Place
                     Santa Ana, CA 92705

Item 2(a).           Name of Persons Filing:

                     Martha R. Ingram

                     Orrin H. Ingram, II

                     John R. Ingram

                     David B. Ingram

                     Robin B. Ingram Patton

                     Roy E. Claverie

                     QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995 ("QTIP Trust")

                     E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust ("Charitable Remainder")

                     Martha and Bronson Ingram Foundation ("Foundation")

                     E. Bronson Ingram 1994 Charitable Lead Annuity Trust ("Charitable Lead")

                     Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("OHI '67 Trust")

                     Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("OHI '68 Trust")

                     Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("OHI '75 Trust")

                     The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992 ("OHI '92 Trust")

                     Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("OHI '82 Trust")

                     Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("JRI '67 Trust")

                     Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("JRI '68 Trust")

                     Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("JRI '75 Trust")

                     The John R. Ingram Irrevocable Trust Dated July 9, 1992 ("JRI '92 Trust")

                     Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("JRI '82 Trust")

                     The John and Stephanie Ingram Family 1996 Generation Skipping Trust ("JRI Family Trust")

                     Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("DBI '67 Trust")

                     Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("DBI '68 Trust")

                     Trust for David B. Ingram, Under Agreement with Hortense
                     E. Ingram Dated December 22, 1975 ("DBI '75 Trust")

                     The David B. Ingram Irrevocable Trust Dated July 9, 1992 ("DBI '92 Trust")

                     Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("DBI '82 Trust")

                     The David and Sarah Ingram Family 1996 Generation Skipping Trust ("DBI Family Trust")

                     Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("RBI '67 Trust")

                     Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("RBI '68 Trust")

                     Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("RBI '75 Trust")

                     The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992 ("RBI '92 Trust")

                     Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("RBI '82 Trust")

                     SunTrust Bank, Atlanta ("SunTrust")

                     In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).           Address of Principal Business Office or, if None,
                     Residence:

                     The business address of each of Martha R. Ingram, Orrin
                     H. Ingram, John R. Ingram, II and Roy E. Claverie is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

                     The business address of David B. Ingram is c/o Ingram Entertainment Inc., 2 Ingram Boulevard, La Vergne, TN 37089.

                     The address of Robin B. Ingram Patton is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

                     The address of QTIP Trust, Foundation and Charitable Lead is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

                     The address of Charitable Remainder is c/o Martha R. Ingram, Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.


                     The address of each of OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust is c/o SunTrust Bank, Atlanta, Attn: Thomas A. Shanks, Jr., Trust Company Tower, 25 Park Place, 2nd Floor, Atlanta, GA 30303.

                     The address of each of OHI '92 Trust, OHI '82 Trust, JRI '92 Trust, JRI '82 Trust, DBI '92 Trust, DBI '82 Trust, RBI '92 Trust and RBI '82 Trust is c/o Roy E. Claverie, Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

                     The address of JRI Family Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205

                     The address of DBI Family Trust is c/o Thomas H. Lunn, Ingram Entertainment Inc., 2 Ingram Boulevard, La Vergne, TN 37089.

                     The address of SunTrust is Trust Company Tower, 25 Park Place, NE, Atlanta, GA 30303


Item 2(c).           Citizenship:

                     Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).           Title of Class of Securities:

                     Class A Common Stock, par value $0.01 per share

Item 2(e).           CUSIP Number:

                     457153

Item 3.              Type of Reporting Person:

                     N/A

Item 4.              Ownership:

                     (a), (b) and (c)

                     The entities named in Exhibit 1 (excluding Roy E. Claverie and SunTrust) (the "Shareholders") and the Company entered into a Board Representation Agreement (the "Agreement") dated as of November 6, 1996. Except as described in footnotes (10) and (11) below, all of the shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), covered by this statement are subject to the Agreement, which requires (i) the Shareholders to vote for certain directors of the Company and (ii) a majority of the Shareholders to approve certain corporate transactions. The parties to the Agreement (other than the Company) and certain trustees of certain Shareholders are filing this
                     Schedule 13G jointly. The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. Based on information provided by the Company, as of December 31, 1996, there were outstanding 24,269,533 shares of Class A Common Stock and 109,838,762 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. The table below indicates the beneficial ownership of Class A Common Stock as of December 31, 1996 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, certain securities convertible into, or exchangeable for, shares of Class A Common Stock, may be deemed to be shares of Class A Common Stock for purposes of determining beneficial ownership. See footnote (2) below. Also indicated is the percentage of Common Equity (as defined below) owned by each of the persons filing this statement. All shares are Class B Common Stock, except as noted:


                                             % Class A
                        Beneficial          Common Stock         % Common
                       Ownership at              at             Equity at
                      12/31/96(1)(2)        12/31/96(2)        12/31/96(3)
                      --------------        ------------       -----------

Martha R. Ingram     83,740,791(4)(5)           77.5%              62.4%
Orrin H. Ingram,     73,254,915(5)(6)           75.1%              54.6%
II
John R. Ingram       71,918,279(5)(7)           74.8%              53.6%
David B. Ingram      72,391,645(5)(8)           74.9%              54.0%
Robin B. Ingram      71,646,916(5)(9)           74.7%              53.4%
Patton
Roy E. Claverie      10,089,086(5)(10)          29.4%               7.5%
QTIP Trust           69,099,259                 74.0%              51.5%
Charitable              814,817                  3.2%               0.6%
Remainder
Foundation               19,702                  0.1%               0.0%
Charitable Lead       2,167,329                  8.2%               1.6%
OHI '67 Trust           345,868                  1.4%               0.3%
OHI '68 Trust           942,175                  3.7%               0.7%
OHI '75 Trust            75,916                  0.3%               0.1%
OHI '92 Trust             6,892                  0.0%               0.0%
OHI '82 Trust            71,007                  0.3%               0.1%
JRI '67 Trust           694,774                  2.8%               0.5%
JRI '68 Trust         1,852,729                  7.1%               1.4%
JRI '75 Trust            75,916                  0.3%               0.1%
JRI '92 Trust             6,892                  0.0%               0.0%
JRI '82 Trust            71,007                  0.3%               0.1%
JRI Family Trust         31,497                  0.1%               0.0%
DBI '67 Trust         1,304,185                  5.1%               1.0%
DBI '68 Trust         3,479,842                 12.5%               2.6%
DBI '75 Trust           142,586                  0.6%               0.1%
DBI '92 Trust            12,945                  0.1%               0.0%
DBI '82 Trust           133,365                  0.5%               0.1%
DBI Family Trust         59,157                  0.2%               0.0%
RBI '67 Trust           926,365                  3.7%               0.7%
RBI '68 Trust         1,852,729                  7.1%               1.4%
RBI '75 Trust            75,926                  0.3%               0.1%
RBI '92 Trust             6,892                  0.0%               0.0%
RBI '82 Trust            71,007                  0.3%               0.1%
SunTrust             11,845,961(11)             48.8%               8.8%

----------
 (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

 (2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has
      a right to acquire within 60 days after such date.   For purposes of
      calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

 (3) "Common Equity" means the Class A Common Stock and the Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

 (4) Includes 2,038,002 shares held by Martha R. Ingram. Also includes the shares held by Charitable Remainder, with respect to which Martha
      R. Ingram acts as trustee. Also includes the shares held by QTIP Trust, Foundation, OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

 (5) Excludes 231,000 shares of Class A Common Stock held by Ingram Industries Inc. ("Ingram Industries") and 15,000 shares of Class A Common Stock held by Ingram Industries' subsidiary, Ingram Entertainment Inc. Each of Martha R. Ingram, Orrin H. Ingram, II, John R. Ingram, David B. Ingram, Robin B. Ingram Patton and Roy
      E. Claverie are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

 (6) Includes 1,871,380 shares of Class B Common Stock and options exercisable for 97,245 shares of Class A Common Stock held by Orrin
      H. Ingram, II. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

 (7) Includes 589,687 shares of Class B Common Stock and options exercisable for 42,302 shares of Class A Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

 (8) Includes 1,090,920 shares of Class B Common Stock and options exercisable for 14,435 shares of Class A Common Stock held by David
      B. Ingram. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which David B. Ingram acts as a trustee and shares voting and dispositive power.

 (9) Includes 380,328 shares of Class B Common Stock held by Robin B. Ingram Patton. Also includes the shares held by QTIP Trust and Charitable Lead, with respect to which Robin B. Ingram Patton acts as a trustee and shares voting and dispositive power.

(10) Includes 472,079 shares of Class B Common Stock held by Roy E. Claverie. Also includes the shares held by OHI '82 Trust, JRI '82 Trust, DBI '82 Trust and RBI '82 Trust, with respect to which Roy E. Claverie acts as trustee. Also includes 9,270,621 shares held by the Ingram Thrift Plan, and the shares held by OHI '92 Trust, JRI '92 Trust, DBI '92 Trust and OHI '92 Trust, with respect to which Roy E. Claverie acts as a trustee and shares voting and dispositive power. The shares held by the Ingram Thrift Plan are not bound by the terms of the Agreement.

(11) Includes the shares held by OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, OHI '92 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, JRI '92 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, DBI '92 Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust and RBI '92 Trust, with respect to which SunTrust Bank, Atlanta acts as a trustee and shares voting and dispositive power. Also includes 43,329 shares of Class A Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates, including SunTrust Bank, Atlanta. SunTrust Banks, Inc. and its affiliates have sole voting and dispositive power with respect to 20,320 of these shares, and shared voting and dispositive power with respect to 4,100 of these shares. SunTrust Banks, Inc. and its affiliates hold the other 18,909 shares in non-discretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Equity it holds.



Item 5.       Ownership of Five Percent or Less of a Class:

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
              Company:

              N/A

Item 8.       Identification and Classification of Members of the Group:

              See Exhibit 1

Item 9.       Notice of Dissolution of Group:

              N/A

Item 10.      Certification:

              N/A




                                   SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

                                    /s/ Martha R. Ingram
                                    ___________________________________
                                    Martha R. Ingram


                                    /s/ Orrin H. Ingram, II
                                    ___________________________________
                                    Orrin H. Ingram, II


                                    /s/ John R. Ingram
                                    ___________________________________
                                    John R. Ingram


                                    /s/ David B. Ingram
                                    ___________________________________
                                    David B. Ingram


                                    /s/ Robin B. Ingram Patton
                                    ___________________________________
                                    Robin B. Ingram Patton


                                    /s/ Roy E. Claverie
                                    ___________________________________
                                    Roy E. Claverie


                                    QTIP MARITAL TRUST CREATED UNDER THE
                                      E. BRONSON INGRAM REVOCABLE TRUST
                                      AGREEMENT DATED JANUARY 4, 1995

                                    By:  MARTHA R. INGRAM, ORRIN H.
                                         INGRAM, JOHN R. INGRAM, DAVID B.
                                         INGRAM AND ROBIN B. INGRAM
                                         PATTON, as Co-Trustees



                                    By: /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    By: /s/ Orrin H. Ingram
                                        _______________________________
                                        Name:  Orrin H. Ingram
                                        Title: Co-Trustee


                                    By: /s/ John R. Ingram
                                        _______________________________
                                        Name:  John R. Ingram
                                        Title: Co-Trustee


                                    By: /s/ David B. Ingram
                                        _______________________________
                                        Name:  David B. Ingram
                                        Title: Co-Trustee


                                    By: /s/ Robin B. Ingram Patton
                                        _______________________________
                                        Name:  Robin B. Ingram Patton
                                        Title: Co-Trustee


                                    E. BRONSON INGRAM 1995 CHARITABLE
                                      REMAINDER 5% UNITRUST

                                    By:  MARTHA R. INGRAM, as Trustee


                                    By: /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Trustee


                                    MARTHA AND BRONSON INGRAM FOUNDATION

                                    By: ORRIN H. INGRAM, JOHN R. INGRAM,
                                        DAVID B. INGRAM, AND ROBIN
                                        BIGELOW INGRAM PATTON, as
                                        Co-Trustees


                                    By: /s/ Orrin H. Ingram
                                        _______________________________
                                        Name:  Orrin H. Ingram
                                        Title: Co-Trustee


                                    By: /s/ John R. Ingram
                                        _______________________________
                                        Name:  John R. Ingram
                                        Title: Co-Trustee


                                    By: /s/ David B. Ingram
                                        _______________________________
                                        Name:  David B. Ingram
                                        Title: Co-Trustee


                                    By: /s/ Robin Bigelow Ingram Patton
                                        _______________________________
                                        Name:  Robin Bigelow Ingram Patton
                                        Title: Co-Trustee

                                    E. BRONSON INGRAM 1994 CHARITABLE
                                      LEAD ANNUITY TRUST

                                    By: ORRIN H. INGRAM, JOHN R. INGRAM,
                                        DAVID B. INGRAM, AND ROBIN B.
                                        INGRAM PATTON, as Co-Trustees


                                    By: /s/ Orrin H. Ingram
                                        _______________________________
                                        Name:  Orrin H. Ingram
                                        Title: Co-Trustee


                                    By: /s/ John R. Ingram
                                        _______________________________
                                        Name:  John R. Ingram
                                        Title: Co-Trustee


                                    By: /s/ David B. Ingram
                                        _______________________________
                                        Name:  David B. Ingram
                                        Title: Co-Trustee


                                    By: /s/ Robin B. Ingram Patton
                                        _______________________________
                                        Name:  Robin B. Ingram Patton
                                        Title: Co-Trustee


                                    TRUST FOR ORRIN HENRY INGRAM, II,
                                      UNDER AGREEMENT WITH E. BRONSON
                                      INGRAM DATED OCTOBER 27, 1967

                                    By: SUNTRUST BANK, ATLANTA AND
                                        MARTHA R. INGRAM, as Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By:  /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    TRUST FOR ORRIN HENRY INGRAM, II,
                                      UNDER AGREEMENT WITH E. BRONSON
                                      INGRAM DATED JUNE 14, 1968

                                    By: SUNTRUST BANK, ATLANTA AND
                                        MARTHA R. INGRAM, as Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    TRUST FOR ORRIN HENRY INGRAM, II,
                                      UNDER AGREEMENT WITH HORTENSE B.
                                      INGRAM DATED DECEMBER 22, 1975

                                    By: SUNTRUST BANK, ATLANTA, Trustee


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    THE ORRIN H. INGRAM IRREVOCABLE TRUST
                                      DATED JULY 9, 1992

                                    By: SUNTRUST BANK, ATLANTA AND ROY
                                        E. CLAVERIE, as Co-Trustees

                                    By: SUNTRUST BANK, ATLANTA,
                                         as Co-Trustee


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: ROY E. CLAVERIE, as Co-Trustee


                                    By: /S/ Roy E. Claverie
                                       _______________________________
                                        Name:  Roy E. Claverie
                                        Title: Co-Trustee


                                    TRUST FOR THE BENEFIT OF ORRIN H.
                                      INGRAM ESTABLISHED BY MARTHA R.
                                      RIVERS UNDER AGREEMENT OF TRUST
                                      ORIGINALLY DATED APRIL 30, 1982,
                                      AS AMENDED


                                    By: ROY E. CLAVERIE, as Trustee


                                    By: /S/ Roy E. Claverie
                                       _______________________________
                                        Name:  Roy E. Claverie
                                        Title: Trustee


                                    TRUST FOR JOHN RIVERS INGRAM, UNDER
                                      AGREEMENT WITH E. BRONSON INGRAM
                                      DATED OCTOBER 27, 1967

                                    By: SUNTRUST BANK, ATLANTA AND MARTHA
                                        R. INGRAM, as Co-Trustees



                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    TRUST FOR JOHN RIVERS INGRAM, UNDER
                                      AGREEMENT WITH E. BRONSON INGRAM
                                      DATED JUNE 14, 1968

                                    By: SUNTRUST BANK, ATLANTA AND
                                        MARTHA R. INGRAM, as Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    TRUST FOR JOHN RIVERS INGRAM, UNDER
                                      AGREEMENT WITH HORTENSE B. INGRAM
                                      DATED DECEMBER 22, 1975

                                    By: SUNTRUST BANK, ATLANTA, Trustee


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    THE JOHN R. INGRAM IRREVOCABLE TRUST
                                      DATED JULY 9, 1992

                                    By: SUNTRUST BANK, ATLANTA AND
                                        ROY E. CLAVERIE, as Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Roy E. Claverie
                                       _______________________________
                                        Name: Roy E. Claverie
                                        Title: Co-Trustee


                                    TRUST FOR THE BENEFIT OF JOHN R.
                                      INGRAM ESTABLISHED BY MARTHA R.
                                      RIVERS UNDER AGREEMENT OF TRUST
                                      ORIGINALLY DATED APRIL 30, 1982,
                                      AS AMENDED

                                    By: ROY E. CLAVERIE, as Trustee


                                    By: /S/ Roy E. Claverie
                                       _______________________________
                                        Name:  Roy E. Claverie
                                        Title: Trustee


                                    THE JOHN AND STEPHANIE INGRAM FAMILY
                                      1996 GENERATION SKIPPING TRUST

                                    By:  WILLIAM S. JONES, as Trustee


                                    By: /s/ William S. Jones
                                        _______________________________
                                        Name:  William S. Jones
                                        Title: Trustee


                                    TRUST FOR DAVID B. INGRAM, UNDER
                                      AGREEMENT WITH E. BRONSON INGRAM
                                      DATED OCTOBER 27, 1967

                                    By: SUNTRUST BANK, ATLANTA AND MARTHA
                                        R. INGRAM, as Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    TRUST FOR DAVID B. INGRAM, UNDER
                                      AGREEMENT WITH E. BRONSON DATED
                                      JUNE 14, 1968

                                    By: SUNTRUST BANK, ATLANTA AND
                                        MARTHA R. INGRAM, as
                                        Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    TRUST FOR DAVID B. INGRAM, UNDER
                                      AGREEMENT WITH HORTENSE B. INGRAM
                                      DATED DECEMBER 22, 1975

                                    By: SUNTRUST BANK, ATLANTA, Trustee


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    THE DAVID B. INGRAM IRREVOCABLE TRUST
                                      DATED JULY 9, 1992

                                    By: SUNTRUST BANK, ATLANTA AND
                                        ROY E. CLAVERIE, as Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Roy E. Claverie
                                       _______________________________
                                        Name:  Roy E. Claverie
                                        Title: Co-Trustee


                                    TRUST FOR THE BENEFIT OF DAVID B.
                                      INGRAM ESTABLISHED BY MARTHA R.
                                      RIVERS UNDER AGREEMENT OF TRUST
                                      ORIGINALLY DATED APRIL 30, 1982,
                                      AS AMENDED

                                    By: ROY E. CLAVERIE, as Trustee


                                    By: /S/ Roy E. Claverie
                                       _______________________________
                                        Name:  Roy E. Claverie
                                        Title: Trustee


                                    DAVID AND SARAH INGRAM FAMILY 1996
                                      GENERATION SKIPPING TRUST

                                    By: THOMAS H. LUNN, as Trustee


                                    By: /s/ Thomas H. Lunn
                                        _______________________________
                                        Name:  Thomas H. Lunn
                                        Title: Trustee


                                    TRUST FOR ROBIN BIGELOW INGRAM, UNDER
                                      AGREEMENT WITH E. BRONSON INGRAM
                                      DATED OCTOBER 27, 1967

                                    By: SUNTRUST BANK, ATLANTA AND
                                        MARTHA R. INGRAM, as Co-Trustees


                                    By: /S/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Martha R. Ingram
                                       _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee


                                    TRUST FOR ROBIN BIGELOW INGRAM, UNDER
                                      AGREEMENT WITH E. BRONSON INGRAM
                                      DATED JUNE 14, 1968

                                    By: SUNTRUST BANK, ATLANTA AND
                                        MARTHA R. INGRAM, as Co-Trustees


                                    By: /S/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Martha R. Ingram
                                        _______________________________
                                        Name:  Martha R. Ingram
                                        Title: Co-Trustee



                                    TRUST FOR ROBIN BIGELOW INGRAM, UNDER
                                      AGREEMENT WITH HORTENSE B. INGRAM
                                      DATED DECEMBER 22, 1975

                                    By: SUNTRUST BANK, ATLANTA, Trustee


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    THE ROBIN INGRAM PATTON IRREVOCABLE
                                      TRUST DATED JULY 9, 1992

                                    By: SUNTRUST BANK, ATLANTA AND
                                        ROY E. CLAVERIE, as Co-Trustees


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President


                                    By: /S/ Roy E. Claverie
                                        _______________________________
                                        Name:  Roy E. Claverie
                                        Title: Co-Trustee


                                    TRUST FOR THE BENEFIT OF ROBIN B.
                                      INGRAM ESTABLISHED BY MARTHA R.
                                      RIVERS UNDER AGREEMENT OF TRUST
                                      ORIGINALLY DATED APRIL 30, 1982,
                                      AS AMENDED

                                    By: ROY E. CLAVERIE, as Trustee


                                    By: _______________________________
                                        Name:  Roy E. Claverie
                                        Title: Trustee


                                    SUNTRUST BANK, ATLANTA


                                    By: /s/ Thomas A. Shanks, Jr.
                                        _______________________________
                                        Name: Thomas A. Shanks, Jr.
                                        Title: First Vice President



                                 Exhibit Index
                                 -------------

     Exhibit                                                          Page
     -------                                                          ----

        1.            Names of Reporting Persons                       57